EXHIBIT 23.2

CONSENT OF OPPENHEIMER & CO, INC.

The Board of Directors

Board of Directors
On2 Technologies, Inc.
21 Corporate Drive, Suite 103
Clifton Park, NY 12065

We hereby consent to the inclusion of our fairness opinion dated May 2, 2007, and the references to our firm under the captions "Summary - Opinion of Financial Advisor Regarding the Share Exchange," "Background of the Share Exchange - Opinion of On2’s Board’s Financial Advisor,” “The Combined Companies - Transaction Background and Timeline,” appearing in this Registration Statement on Form S-4, and in any amendments thereto and the incorporation by reference of our Fairness Opinion as an exhibit to this Registration Statement on Form S-4.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder (the "Regulations"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act or the Regulations.

Oppenheimer & Co. Inc.
/s/ Oppenheimer & Co. Inc.

New York, New York

August 28, 2007